Exhibit 99.1

Liquidia Receives $50 Million from Healthcare Royalty (HCRx) Following
First Commercial Sale of YUTREPIA™

MORRISVILLE, N.C., June 23, 2025 – Liquidia Corporation (NASDAQ: LQDA), a biopharmaceutical company developing innovative therapies for patients with rare cardiopulmonary disease, today announced the receipt of an additional $50.0 million under its sixth amendment to its financing agreement (HCR Agreement) with Healthcare Royalty (HCRx) upon the U.S. District Court for the Middle District of North Carolina denying United Therapeutics Corporation’s request for a preliminary injunction and temporary restraining order in its complaint filed against Liquidia and the first commercial sale of YUTREPIA™ (treprostinil) inhalation powder.

Michael Kaseta, Liquidia’s Chief Financial Officer and Chief Operating Officer, said: “We are grateful for the continued partnership with HCRx and pleased with the early stages of YUTREPIA’s launch. The proceeds from HCRx will further accelerate our launch execution, advance our clinical pipeline, and support the expansion of future manufacturing operations, including the build-out of our newly leased manufacturing facility. Our early momentum and strong financial position reinforce our belief in Liquidia’s ability to achieve profitability without the need for additional capital.”

Clarke Futch, Chairman and Chief Executive Officer of HCRx added: “Today’s news reflects an important milestone in Liquidia’s commercial execution of YUTREPIA and further strengthens our confidence in the company’s long-term vision. We are pleased to support Liquidia as it further advances the commercial launch of YUTREPIA and prepares to expand future manufacturing capabilities to meet growing market demand in the years ahead.”

Under the terms of the HCR agreement, Liquidia has now received $175.0 million of the $200.0 million in total potential funding. An additional $25.0 million remains available upon the mutual agreement of the parties, if Liquidia achieves aggregate net sales of YUTREPIA in excess of $100.0 million at any time on or prior to June 30, 2026. The additional $50.0 million that HCRx funded is subject to a fixed payment schedule through 2033. Aggregate payments to HCRx are capped at 175% of the total amounts funded. A true-up payment may be required if HCRx’s internal rate of return falls below a minimum threshold on the date the cap is reached, which is 13% for this funding of $50.0 million.

About Pulmonary Arterial Hypertension (PAH)

Pulmonary arterial hypertension (PAH) is a rare, chronic, progressive disease caused by narrowing, thickening or stiffening of the pulmonary arteries that can lead to right heart failure and eventually death. Currently, an estimated 45,000 patients are diagnosed and treated in the United States. There is currently no cure for PAH, so the goals of existing treatments are to alleviate symptoms, maintain or improve functional class, delay disease progression, and improve quality of life.

About Pulmonary Hypertension Associated with Interstitial Lung Disease (PH-ILD)

Pulmonary hypertension (PH) associated with interstitial lung disease (ILD) includes a diverse collection of up to 200 different pulmonary diseases, including interstitial pulmonary fibrosis, chronic hypersensitivity pneumonitis, connective tissue disease-related ILD, and chronic pulmonary fibrosis with emphysema (CPFE) among others. Any level of PH in ILD patients is associated with poor 3-year survival. A current estimate of PH-ILD prevalence in the United States is greater than 60,000 patients, though population size in many of these underlying ILD diseases is not yet known due to factors including underdiagnosis and lack of approved treatments until March 2021, when inhaled treprostinil was first approved for this indication.

About YUTREPIA™ (treprostinil) Inhalation Powder

YUTREPIA is an inhaled dry-powder formulation of treprostinil delivered through a convenient, low-effort, palm-sized device. YUTREPIA was designed using Liquidia’s PRINT® technology, which enables the development of drug particles that are precise and uniform in size, shape and composition, and that are engineered for enhanced deposition in the lung following oral inhalation. Liquidia has completed the INSPIRE trial (NCT03399604), or Investigation of the Safety and Pharmacology of Dry Powder Inhalation of Treprostinil, an open-label, multi-center phase 3 clinical study of YUTREPIA in patients diagnosed with PAH who are naïve to inhaled treprostinil or who are transitioning from Tyvaso® (nebulized treprostinil). YUTREPIA is currently being studied in the ASCENT trial (NCT06129240), or An Open-Label ProSpective MultiCENTer Study to Evaluate Safety and Tolerability of Dry Powder Inhaled Treprostinil in PH, with the objective of informing YUTREPIA’s dosing and tolerability profile in patients with PH-ILD. YUTREPIA was previously referred to as LIQ861 in investigational studies.

INDICATION
YUTREPIA (treprostinil) inhalation powder is a prostacyclin analog indicated for the treatment of:

•	Pulmonary arterial hypertension (PAH; WHO Group 1) to improve exercise ability. Studies establishing effectiveness predominately included patients with NYHA Functional Class III symptoms and etiologies of idiopathic or heritable PAH (56%) or PAH associated with connective tissue diseases (33%).

•	Pulmonary hypertension associated with interstitial lung disease (PH-ILD; WHO Group 3) to improve exercise ability. The study establishing effectiveness predominately included patients with etiologies of idiopathic interstitial pneumonia (IIP) (45%) inclusive of idiopathic pulmonary fibrosis (IPF), combined pulmonary fibrosis and emphysema (CPFE) (25%), and WHO Group 3 connective tissue disease (22%).

SELECTED SAFETY INFORMATION: WARNINGS AND PRECAUTIONS

•	Treprostinil is a pulmonary and systemic vasodilator. In patients with low systemic arterial pressure, treatment with Treprostinil may produce symptomatic hypotension.

•	Treprostinil inhibits platelet aggregation and increases the risk of bleeding.

•	Co-administration of a cytochrome P450 (CYP) 2C8 enzyme inhibitor (e.g., gemfibrozil) may increase exposure (both Cmax and AUC) to treprostinil. Co-administration of a CYP2C8 enzyme inducer (e.g., rifampin) may decrease exposure to treprostinil. Increased exposure is likely to increase adverse events associated with treprostinil administration, whereas decreased exposure is likely to reduce clinical effectiveness.

•	Like other inhaled prostaglandins, YUTREPIA may cause acute bronchospasm. Patients with asthma or chronic obstructive pulmonary disease (COPD), or other bronchial hyperreactivity, are at increased risk for bronchospasm. Ensure that such patients are treated optimally for reactive airway disease prior to and during treatment.

•	Most common adverse reactions with YUTREPIA (≥10%) are cough, headache, throat irritation and dizziness.

Prescribing Information and Instructions for Use for YUTREPIA (treprostinil) inhalation powder are available at YUTREPIA.com.

About Liquidia Corporation

Liquidia Corporation is a biopharmaceutical company developing innovative therapies for patients with rare cardiopulmonary disease. The company’s current focus spans the development and commercialization of products in pulmonary hypertension and other applications of its proprietary PRINT® Technology. PRINT enabled the creation of YUTREPIA™ (treprostinil) inhalation powder, a drug that has been approved for the treatment of pulmonary arterial hypertension (PAH) and pulmonary hypertension associated with interstitial lung disease (PHILD). The company is also developing L606, an investigational sustained-release formulation of treprostinil administered twice-daily with a next-generation nebulizer and currently markets generic Treprostinil Injection for the treatment of PAH. To learn more about Liquidia,  please visit www.liquidia.com.

About HealthCare Royalty

HealthCare Royalty is a leading royalty acquisition company focused on commercial or near-commercial biopharmaceutical products. With offices in Stamford, Conn., San Francisco, Boston, London and Miami. HCRx has invested $5+ billion in over 90 biopharmaceutical products since inception. For more information, visit https://www.hcrx.com. HEALTHCARE ROYALTY® and HCRx® are registered trademarks of HealthCare Royalty Management, LLC.

Cautionary Statements Regarding Forward-Looking Statements
This press release may include forward-looking statements within the meaning of the Private Securities Litigation Reform Act of 1995. All statements contained in this press release other than statements of historical facts, including statements regarding our future results of operations and financial position, our strategic and financial initiatives, our business strategy and plans and our objectives for future operations, are forward-looking statements. Such forward-looking statements, including statements regarding clinical trials, clinical studies and other clinical work (including the funding therefor, anticipated patient enrollment, safety data, study data, trial outcomes, timing or associated costs), regulatory applications and related submission contents and timelines; our ability to successfully commercialize our products, including YUTREPIA, for which we obtain FDA or other regulatory authority approval; the acceptance by the market of our products, including YUTREPIA, and their potential pricing and/or reimbursement by third-party payors, if approved (in the case of our product candidates) and whether such acceptance is sufficient to support continued commercialization or development of our products; the successful development or commercialization of our products, including YUTREPIA; our revenue from product sales and whether or not we may become profitable in the near term, or at all; future competitive or other market factors that may adversely affect the commercial potential for YUTREPIA; and our ability to execute on our strategic or financial initiatives, involve significant risks and uncertainties and actual results could differ materially from those expressed or implied herein. Despite the approval of YUTREPIA by the FDA, it is possible that commercialization of YUTREPIA may be blocked or delayed in connection with legal proceedings that have been initiated or that may in the future be initiated, or we may be required to pay damages, including royalties, in connection with our commercial launch, as a result of these legal proceedings. We may be unable to achieve the net sales milestone necessary to receive additional funding under the HCRx agreement and, even if we do achieve the net sales milestone, additional funding is contingent upon the agreement of both HCRx and us. The words “anticipate,” “believe,” “continue,” “could,” “estimate,” “expect,” “intend,” “may,” “plan,” “potential,” “predict,” “project,” “should,” “target,” “would,” and similar expressions are intended to identify forward-looking statements. We have based these forward-looking statements largely on our current expectations and projections about future events and financial trends that we believe may affect our financial condition, results of operations, business strategy, short-term and long-term business operations and objectives and financial needs. These forward-looking statements are subject to a number of risks discussed in our filings with the SEC, as well as a number of uncertainties and assumptions. Moreover, we operate in a very competitive and rapidly changing environment and our industry has inherent risks. New risks emerge from time to time. It is not possible for our management to predict all risks, nor can we assess the impact of all factors on our business or the extent to which any factor, or combination of factors, may cause actual results to differ materially from those contained in any forward-looking statements we may make. In light of these risks, uncertainties and assumptions, the future events discussed in this press release may not occur and actual results could differ materially and adversely from those anticipated or implied in the forward-looking statements. Nothing in this press release should be regarded as a representation by any person that these goals will be achieved, and we undertake no duty to update our goals or to update or alter any forward-looking statements, whether as a result of new information, future events or otherwise.

Tyvaso® is a registered trademark of United Therapeutics Corporation.

Contact Information

Investors:
Jason Adair
Chief Business Officer
919.328.4350
Jason.adair@liquidia.com

Media:
Patrick Wallace
Director, Corporate Communications
919.328.4383
patrick.wallace@liquidia.com